Report of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” in the Prospectus and “Experts” in the Statement of Additional Information and to the use of our reports dated April 22, 2008 with respect to the financial statements of COUNTRY Investors Variable Life Account and April 15, 2008 with respect to the statutory-basis financial statements of COUNTRY Investors Life Assurance Company, in Post-Effective Amendment No. 7 to the Registration Statement (Form N-6 No. 333-106757) under the Securities Act of 1933 and Amendment No. 9 to the Registration Statement (Form N-6 811-21394) under the Investment Company Act of 1940, and related Prospectus of COUNTRY Investors Variable Life Account (Flexible Premium Variable Life Insurance Policy) dated May 1, 2008.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 29, 2008